  Exhibit 99.1

FOR IMMEDIATE RELEASE

Aehr Test Systems	Investor Relations Contact:
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports 56% Revenue Growth for Fiscal Year 2018
and Provides Financial Guidance for Fiscal 2019

Fremont, CA (July 19, 2018) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for its 2018 fourth quarter and fiscal year ended May 31, 2018.

Fiscal Fourth Quarter Financial Results:

●
Net sales were $7.3 million, up 9% from $6.7 million in the fourth quarter of fiscal 2017.
●
GAAP net income was $191,000, or $0.01 per diluted share, compared to a GAAP net loss of $795,000, or $0.04 per diluted share, in the fourth quarter of fiscal 2017.
●
Non-GAAP net income, which excludes the impact of stock-based compensation expense, was $365,000, or $0.02 per diluted share, compared to a non-GAAP net loss of $587,000, or $0.03 per diluted share, in the fourth quarter of fiscal 2017.

Fiscal Year Financial Results:

●
Net sales were $29.6 million, up 56% from $18.9 million in fiscal 2017.
●
GAAP net income was $528,000, or $0.02 per diluted share, compared to a GAAP net loss of $5.7 million, or $0.35 per diluted share, in fiscal 2017.
●
Non-GAAP net income was $1.5 million, or $0.07 per diluted share, compared to a non-GAAP net loss of $4.7 million, or $0.29 per diluted share, in fiscal 2017.
●
Backlog as of May 31, 2018 was $8.4 million, compared to $12.7 million as of May 31, 2017.
●
Total cash and cash equivalents at fiscal year-end was $16.8 million.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Aehr Test Systems Reports Fiscal 2018 Fourth Quarter and Full Year Financial Results
July 19, 2018

Fourth Quarter and Recent Business Highlights:

●
Completed customer acceptance, manufacturing release and first production shipment to lead customer of new high-voltage channel module-based FOX-XP™ test and burn-in system for wafer-level burn-in of silicon photonics wafers in a single touchdown.
●
Shipped initial production FOX-XP system to new customer for test and burn-in of integrated silicon photonics devices for data communications applications using Aehr’s proprietary DiePak® carriers, which allow single socketing for both functional test and burn-in of their singulated bare die.
●
Received initial order for new DiePak carrier design from Aehr’s FOX-XP lead customer for a next-generation device to be used on their installed base of FOX-XP test and burn-in systems.
●
Received follow-on orders of $2.5 million for WaferPakTM full-wafer contactors and services for Aehr’s installed base of FOX wafer-level test and burn-in systems.
●
Successfully completed shipments of the initial production order for ABTS™ thermal chambers to Aehr’s OEM customer for a very high-volume test and burn-in application.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“Fiscal 2018 was a key year for Aehr Test, as we continued shipments and installations of our new FOX-XP multi-wafer and singulated die production test and burn-in system to our three lead customers. These systems are for production test applications that include 2D and 3D mobile sensors as well as silicon photonics wafer level and singulated die devices. We continue to have a very good business relationship with these lead customers, and are encouraged that each of them has communicated their commitment to use our products in production of their initial devices as well as follow-on devices on their roadmaps including this year. We are engaged not only in new device test opportunities with these lead customers, but also with several new potential customers for similar applications, as well as several new devices in the mobile and automotive space where safety, security and 100% certainty of reliability testing are critical.

“During this fiscal year, we will be making significant investments in our sales and marketing as well as improvements in our manufacturing infrastructure to meet the anticipated growth in our target markets and to be able to provide the increased capacity for our FOX wafer and singulated die level test and burn-in products.

“For the full fiscal 2018 year, we finished with total annual revenue of $29.6 million, a 56% increase over the prior year, and were profitable on both a GAAP and non-GAAP basis, exceeding analyst expectations each quarter and for the full year. As we head into fiscal 2019, we are expecting continued growth in revenue and profits during the year as we expect to see increased customer deployment of our FOX Wafer Level and Singulated Die / Module Test and Burn-in systems and our proprietary WaferPak and DiePak contactors.”

Fiscal 2019 Financial Guidance:

For the fiscal year ending May 31, 2019, the company expects full year total revenue of at least $35 million and significant growth in profit for the year.

Aehr Test Systems Reports Fiscal 2018 Fourth Quarter and Full Year Financial Results
July 19, 2018
Page 3. of 6

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its fiscal 2018 fourth quarter and full year operating results. To access the call dial 877-260-1479 (+1 334-323-0522 outside the United States) and give the participant pass code 6422870. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on July 26, 2018. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTS™ and FOX-P™ families of test and burn-in systems and FOX WaferPak™ Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP system is a full wafer contact and singulated die/module test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr Test’s expectations, beliefs, intentions or strategies regarding the future including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. The risks and uncertainties that could cause Aehr Test’s results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general market conditions, customer demand and acceptance of Aehr Test’s products and Aehr Test’s ability to execute on its business strategy. See Aehr Test’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr Test’s business. Aehr Test disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2018
July 19, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2018	2018	2017	2018	2017

Net sales	$7,269	$7,393	$6,683	$29,555	$18,898
Cost of sales	4,108	4,217	4,075	17,169	12,118
Gross profit	3,161	3,176	2,608	12,386	6,780

Operating expenses:
Selling, general and administrative	1,816	1,829	1,905	7,290	7,052
Research and development	1,096	1,040	1,309	4,181	4,657
Total operating expenses	2,912	2,869	3,214	11,471	11,709

Income (loss) from operations	249	307	(606)	915	(4,929)

Interest expense	(89)	(98)	(141)	(399)	(678)
Other income (expense), net	39	(33)	(59)	(61)	(21)

Income (loss) before income tax (expense) benefit	199	176	(806)	455	(5,628)

Income tax (expense) benefit	(8)	91	11	73	(25)

Net income (loss)	191	267	(795)	528	(5,653)

Less: Net income attributable to the noncontrolling interest	-	-	-	-	-

Net income (loss) attributable to Aehr Test Systems common shareholders	$191	$267	$(795)	$528	$(5,653)

Net income (loss) per share
Basic	$0.01	$0.01	$(0.04)	$0.02	$(0.35)
Diluted	$0.01	$0.01	$(0.04)	$0.02	$(0.35)

Shares used in per share calculations:
Basic	22,033	21,832	19,050	21,732	16,267
Diluted	22,614	22,641	19,050	22,782	16,267

  -more-

Aehr Test Systems Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2018
July 19, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2018	2018	2017	2018	2017

GAAP net income (loss)	$191	$267	$(795)	$528	$(5,653)
Stock-based compensation expense	174	242	208	996	999
Non-GAAP net income (loss)	$365	$509	$(587)	$1,524	$(4,654)

GAAP net income (loss) per diluted share	$0.01	$0.01	$(0.04)	$0.02	$(0.35)
Non-GAAP net income (loss) per diluted share	$0.02	$0.02	$(0.03)	$0.07	$(0.29)
Shares used in diluted shares calculation	22,614	22,641	19,050	22,782	16,267
Shares used in non-GAAP diluted shares calculation	22,614	22,641	19,050	22,782	16,267

Non-GAAP net income (loss) is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income (loss) is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income (loss). This limitation is best addressed by using this measure in combination with net income (loss) (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2018
July 19, 2018

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 31,	February 28,	May 31,
	2018	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$16,848	$9,077	$17,803
Short-term investments	-	5,986	-
Accounts receivable, net	2,856	4,673	4,010
Inventories	9,049	9,368	6,604
Prepaid expenses and other	703	1,339	961
Total current assets	29,456	30,443	29,378

Property and equipment, net	1,203	1,205	1,419
Other assets	296	324	95
Total assets	$30,955	$31,972	$30,892

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$6,110	$-	$-
Accounts payable	1,762	2,638	2,808
Accrued expenses	1,646	1,643	1,609
Customer deposits and deferred revenue, short-term	1,630	2,310	3,467
Total current liabilities	11,148	6,591	7,884

Long-term debt	-	6,110	6,110
Deferred rent	63	-	-
Deferred revenue, long-term	459	497	104
Total liabilities	11,670	13,198	14,098

Aehr Test Systems shareholders' equity	19,305	18,794	16,813
Noncontrolling interest	(20)	(20)	(19)
Total shareholders' equity	19,285	18,774	16,794

Total liabilities and shareholders' equity	$30,955	$31,972	$30,892

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